Exhibit 20.1

CANADIAN SOLAR INC.

800-885 West Georgia Street
Vancouver, BC V6C 3H1

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual and special meeting of shareholders (Meeting) of Canadian Solar Inc. (Corporation), will be held at Kirkland & Ellis International LLP, 11th Floor, HSBC Building, Shanghai IFC, 8 Century Avenue, Pudong New District, Shanghai 200120, People’s Republic of China on Wednesday, June 22, 2022 at 4:00 p.m. (local time) for the following purposes:

(a)	to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2021, together with the auditors’ report thereon and the notes thereto;

(b)	to elect directors of the Corporation;

(c)	to appoint Deloitte Touche Tohmatsu Certified Public Accountants LLP as the auditors of the Corporation and to authorize the directors of the Corporation to fix their remuneration;

(d)	to consider and, if deemed advisable, to approve, with or without variation, a special resolution authorizing and approving the continuance of the Corporation from the provincial jurisdiction of the Province of British Columbia under the Business Corporations Act (British Columbia) to the provincial jurisdiction of Ontario under the Business Corporations Act (Ontario) on the basis set forth in the management information circular which accompanies this notice (Circular); and

(e)	to transact such other business as properly may be brought before the Meeting or any adjournment thereof.

The matters to be dealt with at the Meeting are described in the Circular.

The Corporation has in recent years including the last 2 years, held its annual shareholder meeting in Shanghai in June and has decided to do so again this year, notwithstanding the ongoing global COVID-19 pandemic. The Corporation made this decision on the basis that, over the years, participation in its annual shareholder meeting, whether in Shanghai or elsewhere, has been almost entirely by way of proxy. The Corporation encourages shareholders to continue to participate in the Meeting by way of proxy.

Shareholders are entitled to appoint a proxy to attend and act for and on behalf of them at the Meeting. Shareholders who are unable to attend the Meeting in person and who wish to ensure that their common shares are voted at the Meeting are requested to complete, sign and return the accompanying form of proxy in accordance with the instructions set out therein and in the Circular.

DATED: May 2, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu
Shawn (Xiaohua) Qu
Chairman of the Board, President and Chief Executive Officer